Exhibit 4.1

TRIPARTITE AGREEMENT

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”), dated as of June 25, 2020 by and among Whiting Petroleum Corporation, a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 1700 Lincoln, Suite 4700 Denver, Colorado 80203 (the “Company”), Delaware Trust Company, a Delaware state chartered trust company duly organized and existing under the laws of the State of Delaware and having a corporate trust office at 251 Little Falls Drive, Wilmington, DE 19808 (the “Successor Trustee”),  and The Bank of New York Mellon Trust Company, N.A., a national banking association duly organized and existing under the laws of United States of America and having a corporate trust office at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602 (the “Predecessor Trustee”).

RECITALS:

WHEREAS, there are currently $186,592,000 aggregate principal amount of the Company’s 1.250% Convertible Senior Notes due 2020 (the “Notes”) outstanding under an indenture, dated  March 27, 2015, entered into between Whiting Oil and Gas Corporation, Whiting US Holding Company, Whiting Canadian Holding Company ULC, and Whiting Resources Corporation (collectively the “Guarantors”), the Company, and the Predecessor Trustee (the “Indenture”);

WHEREAS, the Company appointed Predecessor Trustee as the Trustee, Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture;

WHEREAS, Section 7.09 of the Indenture provides that the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may at any time remove the Trustee and nominate a successor Trustee that shall be deemed appointed as successor Trustee unless within ten days after notice to the Company of such nomination the Company objects thereto;

WHEREAS, Section 7.10 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor Trustee an instrument accepting such appointment under the Indenture, and thereupon the removal of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, and duties of the predecessor Trustee;

WHEREAS, pursuant to a letter dated June 5, 2020 (the “Letter”), the Holders of a majority in aggregate principal amount of the Notes (the “Removing Holders”) have removed the Predecessor Trustee as Trustee under the Indenture and appointed the Successor Trustee as successor Trustee under the Indenture;

WHEREAS, the Predecessor Trustee does not contest its removal by the Removing Holders;

WHEREAS, the Predecessor Trustee wishes to resign its position as Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture;

WHEREAS, the Company desires to appoint Successor Trustee as successor Note Registrar, Paying Agent, Custodian and Conversion Agent to succeed Predecessor Trustee in such capacities under the Indenture;

WHEREAS, Successor Trustee is willing to accept such appointment as successor Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture;

WHEREAS, on April 1, 2020, the Company and certain of its affiliates and subsidiaries (collectively, the “Debtors”) filed voluntary petitions (the “Bankruptcy Filing”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, on April 1, 2020 (the “Petition Date”).

NOW, THEREFORE, the Company, Predecessor Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE I

THE PREDECESSOR TRUSTEE

1.1Pursuant to Section 7.09 of the Indenture and the Letter, Predecessor Trustee has been removed as Trustee.  The Predecessor Trustee hereby resigns as Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture.

1.2Predecessor Trustee hereby represents and warrants to Successor Trustee that:

(a)	The Indenture, and each amendment and supplemental indenture thereto, if any, was validly and lawfully executed and delivered by the Predecessor Trustee and is in full force and effect.
(b)

No covenant or condition contained in the Indenture has been waived by Predecessor Trustee or, to the best of knowledge of responsible officers within Predecessor Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver.

(c)

To the best of knowledge of responsible officers within Predecessor Trustee’s corporate trust department, there is no action, suit or proceeding pending or threatened against Predecessor Trustee before any court or any governmental authority arising out of any act or omission of Predecessor Trustee as Trustee, Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture.

(d)	As of the effective date of this Agreement, Predecessor Trustee holds no moneys or property under the Indenture.
(e)

Pursuant to the Indenture, Predecessor Trustee has duly authenticated and delivered $1,250,000,000 aggregate principal amount of Notes, $186,592,000 of which are outstanding as of the effective date hereof. Interest on the Notes has been paid to October 1, 2019.

(f)	The register in which it has registered and transferred registered Notes accurately reflects the amount of Notes issued and outstanding and the amounts payable thereon.
(g)

Each person who authenticated the Notes was duly elected, qualified and acting as an officer or authorized signatory of Predecessor Trustee and empowered to authenticate the Notes at the respective times of such authentication and the signature of such person or persons appearing on such Notes is each such person’s genuine signature.

(h)	This Agreement has been duly authorized, executed and delivered on behalf of Predecessor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

1.3Predecessor Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all the rights, powers, and duties of the Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture.  Predecessor Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers, and duties hereby assigned, transferred, delivered and confirmed to Successor Trustee as Note Registrar, Paying Agent, Custodian and Conversion Agent.

1.4Predecessor Trustee shall deliver to Successor Trustee, as of or promptly after the effective date hereof, all of the documents listed on Exhibit A hereto, to the extent such documents are in Predecessor Trustee’s possession.

ARTICLE II

THE COMPANY

2.1The Company does not object to, and hereby acknowledges, the appointment by the Removing Holders of the Successor Trustee as Trustee under the Indenture, which appointment vested Successor Trustee with all the rights, powers, and duties of Predecessor Trustee under the Indenture with like effect as if originally named as Trustee under the Indenture.  The Company hereby appoints the Successor Trustee as Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture, which appointment vests Successor Trustee with all the rights, powers, and duties of Predecessor Trustee with like effect as if originally named as Note Registrar, Paying Agent, Custodian and Conversion Agent in the Indenture.

2.2The Company hereby represents and warrants to Predecessor Trustee and Successor Trustee that:

(a)

The Indenture, and each amendment or supplemental indenture thereto, if any, was validly and lawfully executed and delivered by the Company and is in full force and effect and the Notes were validly issued by the Company.

(b)

No covenant or condition contained in the Indenture has been waived by the Company or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Notes required to effect any such waiver.

(c)

Other than the Bankruptcy Filing, there is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture.

(d)	This Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
(e)

All conditions precedent relating to the appointment of Delaware Trust Company as successor Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture have been complied with by the Company.

(g)

Other than the Bankruptcy Filing, the failure to pay the principal and interest with respect to the Notes on the Petition Date and the failure to satisfy an obligation to make a cash payment to holders of converted Notes, there was no Default or Event of Default under the Indenture or the Notes as of the Petition Date.

ARTICLE III

THE SUCCESSOR TRUSTEE

3.1Successor Trustee hereby represents and warrants to Predecessor Trustee and to the Company that:

(a)Successor Trustee is eligible under the provisions of Section 7.08 of the Indenture to act as Trustee under the Indenture; and

(b)this Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.2Successor Trustee hereby accepts its appointment as successor Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture and accepts the rights, powers, and duties of Predecessor Trustee as Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture.

3.3Promptly after the effective date of this Agreement, the Successor Trustee shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each Holder of the Notes in accordance with the provisions of Section 7.10 of the Indenture.  The Company hereby directs the Successor Trustee to send such notice pursuant to Section 7.10 of the Indenture.

3.4References in the Indenture to “Corporate Trust Office” or other similar terms shall be deemed to refer to the corporate trust office of Successor Trustee, which is presently located at 251 Little Falls Drive, Wilmington, DE 19808, or any other office of the Successor Trustee at which, at any particular time, its corporate trust business shall be administered.

ARTICLE IV

MISCELLANEOUS

4.1Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

4.2The resignation, appointment and acceptance of the Note Registrar, Paying Agent, Custodian and Conversion Agent effected by this Agreement shall be effective as of the opening of business on July 9, 2020.

4.3This Agreement does not constitute (a) a waiver by any of the parties hereto of any obligation or liability which Predecessor Trustee may have incurred in connection with its serving as Trustee, Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture or (b) an assumption by Successor Trustee of any liability of Predecessor Trustee arising out of a breach by Predecessor Trustee prior to its removal or resignation of its duties under the Indenture.  The Successor Trustee shall have no liability or responsibility under or related to the Indenture or any other related transaction documents for any matters occurring prior to the effective date of its appointment or for any act or omission of the Predecessor Trustee or any of its agents under or related to the Indenture or other related transaction documents.  The Predecessor Trustee shall have no liability or responsibility under or related to the Indenture or any other related transaction documents for any matters occurring after the effective date of its removal or resignation, as applicable, or for any act or omission of the Successor Trustee or any of its agents under or related to the Indenture or other related transaction documents.

4.4This Agreement does not constitute a waiver or assignment by the Predecessor Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture.  The Company also acknowledges its current and remaining obligation, as set forth in Section 7.06 of the Indenture, to indemnify Predecessor Trustee for, and to hold Predecessor Trustee harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of Predecessor Trustee and arising out of or in connection with its prior acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof). Nothing contained in this Agreement shall in any way abrogate the obligations of the Company to the Predecessor Trustee under the Indenture or any and all related transaction documents or any lien created in favor of the Predecessor Trustee thereunder. The Successor Trustee acknowledges its obligation to enforce its lien right, to the extent necessary, in connection with the Company’s obligations to the Predecessor Trustee under the Indenture.

4.5The Company acknowledges its obligation set forth in Section 7.06 of the Indenture to pay, reimburse and indemnify the Successor Trustee (which obligation shall survive the execution hereof), strictly in accordance with the terms of the Indenture.  For the avoidance of doubt, for purposes of the Debtors’ Joint Chapter 11 Plan of Reorganization of Whiting Petroleum Corporation and

its Debtor Affiliates, dated April 23, 2020 (as amended, the “Plan”), the Company agrees that the definition of “Convertible Notes Indenture Trustee” in the Plan, with respect to the  “Convertible Notes Indenture” (as defined in the Plan) shall mean the Successor Trustee.  Nothing contained herein shall be construed as a waiver by the Successor Trustee of any and all of its rights or remedies it may have (i) under the Indenture, or (ii) respecting any plan filed in the Debtors' chapter 11 cases, all of which rights and remedies are hereby expressly, fully and completely reserved.

4.6This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

4.7This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

4.8The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee.  The Company agrees that it will provide Successor Trustee with such information as it may request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.

4.9This Agreement sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.

4.10The Company, Predecessor Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.

4.11Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:

If to the Company:

Whiting Petroleum Corporation

1700 Lincoln, Suite 4700,

Denver, Colorado 80203

Attention: Correne Loeffler

Email:correne.loeffler@whiting.com
Tel: (303) 357-4040

with a copy to:

Gregory Pesce

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Facisimile: 1 312 862 2200

Email: gregory.pesce@kirkland.com

If to Predecessor Trustee:

The Bank of New York Mellon Trust Company, N.A.

2 North LaSalle Street,

Suite 1020, Chicago, Illinois 60602

Attention: Sharon K. McGrath, Vice President
Email: sharon.mcgrath@bnymellon.com
Tel: (312)827-3262

with a copy to:

Glenn E. Siegel

Rachel Jaffe Mauceri

Morgan, Lewis & Bockius LLP

101 Park Avenue
New York, NY 10178
Facsimile: (212) 309-6001

Email: glenn.siegel@morganlewis.com
rachel.mauceri@morganlewis.com

If to Successor Trustee:

Delaware Trust Company

251 Little Falls Drive
Wilmington, DE 19808

Attn: Michelle Dreyer

Email: michelle.dreyer@cscgfm.com and

trust@delawaretrust.com

with a copy to:

Kelley Drye & Warren LLP

Attn: Pamela Bruzzese-Szczygiel

101 Park Avenue

New York, NY 10178

Email: pbruzzese-szczygiel@kelleydrye.com

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

WHITING PETROLEUM CORPORATION

By: /s/ Bruce R. DeBoer
Name: Bruce R. DeBoer Title: Chief Administrative Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Predecessor Trustee

By: /s/ Jennifer J. Provenzano
Name: Jennifer J. Provenzano Title: Vice President

DELAWARE TRUST COMPANY
as Successor Trustee

By: /s/ Michelle A. Dreyer
Name: Michelle A. Dreyer Title: Vice President

Exhibit A

(Documents to be delivered to Successor Trustee)

1.Executed copy of Indenture and each amendment and supplemental indenture thereto.

2.File of closing documents from initial issuance.

3.Copies of the most recent of each of the SEC reports delivered by the Company pursuant to the Indenture.

4.A copy of the most recent compliance certificate delivered pursuant to the Indenture.

5.Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers’ (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

6.Copies of any official notices sent by the Trustee to all the Holders of the Notes pursuant to the terms of the Indenture during the past twelve months and a copy of the most recent Trustee’s annual report to Holders delivered pursuant to the Indenture.

7.List of any documents which, to the knowledge of the Predecessor Trustee, are required to be furnished but have not been furnished to Predecessor Trustee.

8.Trust account statements (asset & transaction) for the one-year period preceding the date of this Agreement.

9.All unissued Notes inventory and the original Global Notes.

10.Notes debt service records and conversion records.

Exhibit B
[SUCCESSOR TRUSTEE LETTERHEAD]
NOTICE

To the Holders of:

CUSIP #

NOTICE IS HEREBY GIVEN, pursuant to Section 7.10 of the Indenture (the “Indenture”), dated as of March 27, 2015, by and between Whiting Petroleum Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee, that The Bank of New York Mellon Trust Company, N.A. has been removed as Trustee and has resigned as Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture.

Pursuant to Section 7.10 of the Indenture, Delaware Trust Company has accepted appointment as Trustee, Note Registrar, Paying Agent, Custodian and Conversion Agent under the Indenture.  The address of the Corporate Trust Office of the successor Trustee is 251 Little Falls Drive, Wilmington, DE 19808.

The removal of The Bank of New York Mellon Trust Company, N.A. as Trustee and the appointment of Delaware Trust Company as successor Trustee were effective on June 5, 2020.  The resignation of The Bank of New York Mellon Trust Company, N.A. as Note Registrar, Paying Agent, Custodian and Conversion Agent and the appointment of Delaware Trust Company as successor Note Registrar, Paying Agent, Custodian and Conversion Agent will be effective as of the opening of business on July 9, 2020.

DELAWARE TRUST COMPANY,

as successor Trustee

Dated: June     , 2020